Exhibit 99.1

RenaissanceRe Holdings Ltd. Announces Pricing of $300 Million Senior Note Offering by Subsidiary

PEMBROKE, Bermuda, March 19, 2015— RenaissanceRe Holdings Ltd. (NYSE:RNR) announced today that its subsidiary, RenaissanceRe Finance Inc., has agreed to sell in an underwritten public offering $300 million aggregate principal amount of 3.700% Senior Notes due 2025. The notes are guaranteed by RenaissanceRe Holdings Ltd. The Company expects to close the offering on or about March 24, 2015, subject to customary closing conditions.

RenaissanceRe Holdings Ltd. intends to use the net proceeds from the offering to repay the $300 million term loan which was put in place to finance a portion of the cash consideration payable by RenaissanceRe in the acquisition of Platinum Underwriters Holdings, Ltd. We expect the senior notes to be rated A3 by Moody’s Investors Service and A by Standard & Poor’s.

Morgan Stanley & Co. LLC and Barclays Capital Inc. served as joint book-running managers; Wells Fargo Securities, LLC and Citigroup Global Markets Inc. served as joint lead managers; and HSBC Securities (USA) Inc. served as a senior co-manager for the offering.

The notes are being offered pursuant to an effective shelf registration statement that has been filed with the Securities and Exchange Commission (“the SEC”). This press release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer, or solicitation to buy, if at all, will be made solely by means of a prospectus and related prospectus supplement filed with the SEC. You may obtain these documents without charge from the SEC at www.sec.gov. Alternatively, you may request copies of these materials from the joint book-running managers by contacting Morgan Stanley & Co. LLC at 1-866-718-1649 or Barclays Capital Inc. at 1-888-603-5847.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of three reportable segments: (1) Catastrophe Reinsurance, which includes catastrophe reinsurance and certain property catastrophe joint ventures managed by the Company’s ventures unit; (2) Specialty Reinsurance, which includes specialty reinsurance and certain specialty joint ventures managed by the Company’s ventures unit; and (3) Lloyd’s, which includes reinsurance and insurance business written through RenaissanceRe Syndicate 1458.

Cautionary Statement under “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this press release contain information about the Company’s future business prospects. These statements may be considered “forward-looking.” These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2014.

Investor Contact:

RenaissanceRe Holdings Ltd.

Rohan Pai, 441-295-4513

Director – Corporate Finance

or

Media Contact:

Kekst and Company

Peter Hill or Dawn Dover, 212-521-4800